Exhibit 99.1

For Release

October 31, 2005
1:00 p.m. PST

Contacts:
Mike Holtzman	Deirdre Skolfield, CFA
SVP, Finance and Chief Financial Officer	Director, Investor Relations
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2005 Third Quarter Results

Year over year revenues up 33% on strong organic growth and EPS $0.07

Full-year estimates raised

Calabasas, CA, October 31, 2005 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Health Information Services, reported revenues for the quarter ended September 30, 2005 of $65,951,000.  Net income for the quarter was $1,808,000, or $0.07 per share, and EBITDA (earnings before interest, taxes, depreciation and amortization) was $3,339,000.

THIRD QUARTER HIGHLIGHTS

•                  Revenues for the quarter totaled $65,951,000, up 33.1% year over year and above the Company’s previously announced estimates.  Lab Support segment revenues were up 20.8%, Medical Financial & Allied (MF&A) revenues were up 33.5% and Nurse Travel revenues were up 46.9% versus the third quarter of 2004.

•                  Gross margin for the quarter was 27.2%, an improvement of 40 basis points (bps) year over year and 50 bps sequentially.

•                  Selling, General & Administrative expenses (SG&A) were $16,365,000.  Excluding accelerated depreciation of $417,000, SG&A was $15,948,000, or 24.2% of total revenues, versus 27.1% in the second quarter of 2005.

•                  Net income for the quarter was $1,808,000, an increase of $1,662,000 sequentially.

•                  Cash, cash equivalents, restricted cash and marketable securities totaled $25,303,000 at September 30, 2005, essentially flat with the preceding quarter.

For the quarter ended September 30, 2005, consolidated revenues were $65,951,000, an increase of 33.1% compared with $49,552,000 in the same period of 2004.  Lab Support segment revenues were $26,615,000, up 20.8% compared to $22,025,000 in the same period of 2004.  Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, were up 42.9% to $39,336,000 compared to $27,527,000 in the same period of 2004.  Nurse Travel revenues were $28,251,000, up 46.9% compared to $19,226,000 in the same period of 2004.  Excluding revenues of $1,576,000 derived from staffing hospitals experiencing labor disruptions in the third quarter of 2005, Nurse Travel revenues were up 38.7% year over year.  MF&A revenues increased 33.5% to $11,085,000 compared with $8,301,000 in the same period of 2004.

Operating income for the quarter ended September 30, 2005 was $1,576,000 compared with an operating loss of $35,897,000 in the third quarter of 2004 which included $30,328,000 in impairment charges for goodwill and identifiable intangible assets and $1,803,000 in severance charges.  EBITDA for the quarter was $3,339,000, an improvement of $7,194,000 over the year-ago quarter. Net income for the quarter ended September 30, 2005 was $1,808,000, or $0.07 per share, as compared to a net loss of $32,245,000, or ($1.28) per share, for the quarter ended September 30, 2004. Net income for the quarter ended September 30, 2005 included an income tax benefit of $119,000, which resulted mainly from a change in estimate of a federal tax liability of $272,000.  The net loss in the third quarter of 2004 included a tax benefit of $3,541,000.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “The strength of our diversified professional staffing business model is demonstrated in our results this quarter.  Our third quarter 2005 results reflect our success in improving our field productivity by nearly 20% from the second quarter and leveraging our SG&A. Exiting the quarter, the markets we serve remained productive and our pipeline of business remained robust.  Our weekly assignment revenues for the first three weeks of October averaged approximately $5.1 million per week, excluding conversion and direct placement fees.”

Dameris concluded, “We continue to see strong demand in both our healthcare and scientific end markets, which should support continued revenue growth.  Our average hourly bill rates and bill/pay spreads in all lines of business were up versus the same quarter last year.  Our focus for the remainder of 2005 and in 2006 is to improve our return on revenues at all operating performance levels including gross margin, operating margin, EBITDA and net income.  Accordingly, we will continue to work to increase staffing consultant and support staff productivity and reduce our indirect expenses.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated,  “Our third quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 32.3%, 20.6% and 31.9%, respectively, and consolidated gross margin improved 40 bps year over year to 27.2%.  We ended the quarter with $25.3 million in cash, cash equivalents and restricted cash.  Our working capital was $44.8 million, up from $40.5 million in the preceding quarter.  Cash used for operations was $1.1 million, cash from stock option exercises and employee stock purchases was $1.7 million and capital expenditures increased slightly to $1.0 million from $0.9 million in the preceding quarter.

Holtzman said, “Based on the strength of revenues generated in the first three weeks of October and due to normal seasonal factors affecting both revenue and gross margins, we currently expect revenues of $61.5 to $62.5 million and income per share of $0.00 to $0.02 for the quarter ending December 31, 2005.  We will continue to provide a nominal tax provision until a valuation allowance against our deferred tax assets is no longer considered necessary.  We expect operating expenses of approximately $16.0 to $16.4 million for the fourth quarter of 2005, including depreciation and amortization of approximately $1.7 million, which includes accelerated depreciation of $324,000 related to capitalized IT projects to be replaced in early 2006.”

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we are raising previous guidance of revenues to $234.7--$235.7 million, from $220--$223 million, which represents growth of 21.2%--21.7% over 2004.  We project average gross margin for the year of approximately 26.5%.”

On Assignment will hold its quarterly conference call to discuss its 2005 third quarter financial results tomorrow, Tuesday November 1, 2005, at 10:30 a.m. EST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call can be accessed from approximately 2:00 p.m. EST on November 1, 2005 through Wednesday, November 9, 2005 by dialing (800) 642-1687 or (706) 645-9291 with the access code 1164071.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2005.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Revenues	$65,951	$57,408	$49,552	$173,155	$142,291
Cost of Services	48,010	42,073	36,291	126,910	105,192
Gross Profit	17,941	15,335	13,261	46,245	37,099
Selling, General and Administrative Expenses	16,365	15,556	18,830	47,895	50,087
Impairment of identifiable intangible assets	—	—	3,907	—	3,907
Impairment of goodwill	—	—	26,421	—	26,421
Operating Income (Loss)	1,576	(221)	(35,897)	(1,650)	(43,316)
Interest Income	113	127	111	454	287
Pre-tax Income (Loss)	1,689	(94)	(35,786)	(1,196)	(43,029)
Income Tax Benefit	119	240	3,541	279	6,292

Net Income (Loss)	$1,808	$146	$(32,245)	$(917)	$(36,737)

Diluted Earnings (Loss) Per Share	$0.07	$0.01	$(1.28)	$(0.04)	$(1.46)

Weighted Average Common and Common Equivalent Shares Outstanding–Diluted	26,085	25,356	25,247	25,368	25,229

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues:
Lab Support Segment	$26,615	$23,934	$22,025	$72,382	$61,892

Nurse Travel	28,251	24,058	19,226	71,959	59,458
Medical Financial and Allied	11,085	9,416	8,301	28,814	20,941
Healthcare Segment	39,336	33,474	27,527	100,773	80,399
Total	$65,951	$57,408	$49,552	$173,155	$142,291

Gross Profit:
Lab Support Segment	$8,587	$7,558	$6,818	$23,164	$18,854

Nurse Travel	5,820	4,968	3,987	14,544	12,149
Medical Financial and Allied	3,534	2,809	2,456	8,537	6,096
Healthcare Segment	9,354	7,777	6,443	23,081	18,245
Total	$17,941	$15,335	$13,261	$46,245	$37,099

(Unaudited)

(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Cash (used for) provided by Operations	$(1,104)	$3,018	$(3,639)	$3,414	$(3,826)
Capital Expenditures	996	879	1,528	3,138	5,113

(Unaudited)

(In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	September 30, 2005	June 30, 2005	September 30, 2004
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$25,303	$25,673	$26,155
Accounts Receivable, net	35,016	29,196	25,475
Working Capital	44,769	40,501	47,838
Total Assets	93,981	89,644	99,359
Current Liabilities	19,142	18,294	17,946
Long-term Liabilities	110	152	1,899
Stockholders Equity	74,729	71,198	79,514

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS (LOSS) PER
SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	September 30, 2005		June 30, 2005		September 30, 2004
Net Income (Loss)	$1,808	$0.07	$146	$0.01	$(32,245)	$(1.28)
Interest Income	(113)	(0.00)	(127)	(0.01)	(111)	(0.00)
Income Tax Benefit	(119)	(0.01)	(240)	(0.01)	(3,541)	(0.14)
Depreciation	1,482	0.06	1,029	0.04	1,023	0.04
Amortization of Intangibles	281	0.01	282	0.01	691	0.03
Impairment charges	—	0.00	—	0.00	30,328	1.20
EBITDA	$3,339	$0.13	$1,090	$0.04	$(3,855)	$(0.15)

Weighted Average Common and Common Equivalent Shares Outstanding	26,085		25,356		25,247